SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): February 2, 2009 (January 27, 2009)

ELEPHANT TALK COMMUNICATIONS INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

Schiphol Boulevard 249, 1118 BH Schiphol, The Netherlands

(Address of Principal Executive Offices)    (Zip Code)

Registrant's telephone number, including area code (31 0 20 653 5916)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 27, 2009, Elephant Talk Communications, Inc. (the “Registrant”) entered into a Loan Agreement (the “Agreement”) with QAT II Investments SA, a limited liability company formed under the laws of Luxembourg (“QAT”).  Pursuant to the Agreement, QAT agreed to lend to the Registrant the sum of €1,000,000 (or $1,280,500, based on the exchange rate published in the Wall Street Journal on February 2, 2009).  The funds were made available to the Registrant on January 27, 2009.

The Agreement provides that the Registrant shall pay QAT 12% interest per annum on the outstanding balance, and provides that the principal and interest shall be repaid by June 30, 2009.  The outstanding principal and interest shall become immediately due and payable in the event the Registrant fails to make required payments of principal and interest, or otherwise breaches the Agreement and fails to cure such breach upon 20 days notice, or if it disposes of its properties or assets without QAT’s prior consent, or if it files a petition for bankruptcy or otherwise resolves to wind up its affairs. QAT is affiliated with certain of our directors.

Item 2.03	Creation of a Direct Financial Obligation

As more fully described in Item 1.01 of this Current Report, which information is incorporated by reference into this Item 2.03, the Registrant entered into the Agreement with QAT, thereby creating a direct financial obligation.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement dated January 27, 2009, by and between the Registrant and QAT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC. /s/ Steven van der Velden Steven van der Velden President, Chief Executive Officer

Dated: February 2, 2009